Exhibit 99.1

[SBA LOGO]

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS REAFFIRMS 4TH QUARTER GUIDANCE,
SETS DATE FOR 4TH QUARTER EARNINGS RELEASE

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, JANUARY 17, 2003.

SBA Communications Corporation (“SBA” or the “Company”) announced today that it is reaffirming total revenues and EBITDA guidance for the fiscal quarter ended December 31, 2002 of $63.5 to $70.0 million and $19.0 to $21.5 million, respectively. EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash charges, restructuring and other charges, and unusual or non-recurring expenses. Additionally, the Company reaffirmed its net loss per share guidance of $(.58)—$(.68) for the fourth quarter of 2002.

The Company ended the quarter with $62.0 million of cash and cash equivalents. At December 31, 2002, the amount of funds borrowed under SBA’s senior credit facility was $255.0 million. Net debt (total debt less cash and cash equivalents) was $957.0 million at December 31, 2002, compared with net debt of $962.1 million at September 30, 2002 and $831.5 million at December 31, 2001. As of December 31, 2002, the Company was in compliance with all financial condition covenants applicable to any indebtedness of the Company.

In the fourth quarter, SBA added annualized gross leasing revenues of approximately $5,350 per tower (.30 on a broadband equivalent basis). Same tower revenue growth, net of tenant terminations, for the trailing twelve months on the 3,734 towers owned as of December 31, 2001 was 16%. Additionally, the Company built 8 towers, ending the quarter with 3,877 owned tower sites. At quarter-end, SBA was working on 15 additional new towers, the majority of which are expected to be completed in the first half of 2003.

“We are pleased with our fourth quarter results, particularly with added gross leasing revenues which improved by approximately 15% from the third quarter,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “Although it remains a challenging environment for overall wireless carrier capital expenditures, we are encouraged by these lease-up results and view them as evidence that wireless carriers are continuing to invest in and expand their networks. We look forward to providing our full fourth quarter and 2002 financial results and discussing our 2003 prospects and guidance in our March call.”

The Company also announced it will release its 4th quarter results on Monday, March 24, 2003, after the market close. SBA will host a conference call on March 25, 2003 at 10:00 A.M. EST to discuss these results, as well as the Company’s financial guidance for 2003. The call may be accessed as follows:

When:	Tuesday, March 25, 2003 at 10:00 A.M.

Dial-in number:	800-851-3058
Conference call name:	“SBA 2002 4th Quarter Results”

Replay:	March 25, 2003 at 5:00 P.M. to April 8, 2003 at 11:59 P.M.
Number:	800-642-1687
Access code: 7656254

Internet access:	www.sbasite.com

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 20,000 antenna sites in the United States.

For additional information about SBA, please contact Pamela J. Kline, Vice President, Capital Markets, at (561) 995-7670.

This press release includes forward looking statements, including statements regarding the Company’s guidance for its fourth quarter results, including (i) its expectations regarding its total revenues, EBITDA, net loss per share and covenant compliance, (ii) its expectations regarding wireless carrier activity, and (iii) the completion of the pending new tower builds in the first half of 2003. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 21, 2002. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the statement regarding the Company’s expectations relating to wireless carrier activity, such factors would include the inability of wireless carriers to access sufficient capital, their unwillingness to expend capital to fund network expansion or enhancements and the continued use of towers and dependence on outsourced site development services by the wireless communications industry. With respect to the statement regarding the completion of the pending new towers, such factors would include the Company’s ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions. With respect to the statements regarding the Company’s expectations relating to financial results and covenant compliance, such factors would include the above and the Company’s inability to sufficiently increase its revenues and maintain or decrease expenses and cash capital expenditures. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Growth in Leasing:	Annualized Leasing Revenue(1)	Owned Tower Sites		Tenants on Owned Towers	Annual Revenue/ Tower
	(in thousands)

September 30, 2002 reported	$140,397	3,875		8,327	$36,231

From added towers(2)	107	8		8
Organic(3)	5,174	—		177
Terminations	(716)	—		(70)
Dispositions/reclassifications	(74)	(6	)(4)	(5)

December 31, 2002	$144,888	3,877		8,437	$37,371

(1)Run-rate leasing revenues as of end of quarter; reported on an operational basis, some of which has not yet begun to be recorded as revenue for financial statement purposes; excludes lease-sublease revenues of approximately $5.0 million per year.

(2)Reflects first tenants on new builds when contracted for upon completion date.

(3)Includes all other leasing revenue growth beyond that reflected from added towers, including first-time tenants and all increased revenues from existing tenants, such as rent escalators, amendments, microwave, generators, etc.

(4)Dispositions reflect the removal, sale, conveyance or other legal transfer of owned tower sites. Reclassifications reflect the combination for reporting purposes of multiple acquired tower structures on a single parcel of real estate, which we market and customers view as a single location, into a single owned tower site.